Exhibit 1.01

Teradata Corporation

Conflict Minerals Report

For the Year Ended December 31, 2022

This Conflict Minerals Report (this “Report”) has been prepared by Teradata Corporation (“Teradata”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”), for the reporting period January 1 to December 31, 2022.

“Conflict Minerals” include gold, tin, tantalum, and tungsten (collectively, the “Conflict Minerals” or “3TG”).

Teradata conducted due diligence on the origin, source and chain of custody of the Conflict Minerals that were necessary to the functionality or production of the products (“Necessary Conflict Minerals”) that it contracted to manufacture, for which manufacturing was completed during 2022, to ascertain whether these Conflict Minerals originated in the Democratic Republic of Congo or an adjoining country and financed or benefited Armed Groups (as defined in Section 1, Item 1.01(d)(2) of Form SD) in any of these countries. Teradata’s due diligence undertakings are described in this Report.

When this Report uses the term “conflict-free” it means the applicable Conflict Minerals, smelters, or refiners (“SORs”) that have been verified as complying with the Responsible Minerals Initiative’s (“RMI”) Responsible Minerals Assurance Process (“RMAP”) or an equivalent third-party audit program. When this Report uses the terms the “Covered Countries,” “DRC” or “DRC Region” it means the Democratic Republic of the Congo and adjoining countries, including Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia.

1.	Company Overview

Teradata is the leading connected multi-cloud data platform for enterprise analytics, focused on helping companies leverage all their data across an enterprise, at scale. In doing so, we help companies find answers to their toughest business challenges in order to help them improve performance and drive growth. Teradata has broadened its market opportunity by evolving into a leading connected multi-cloud data platform for enterprise analytics company from a provider of on-premises only, enterprise data warehouse solutions. Teradata’s products and services are composed of software, hardware, and related business consulting and support services. Its on-premises platforms include the Teradata hardware products that are within the scope of this Report. As of December 31, 2022, Teradata operated 44 facilities in 31 countries and employed approximately 7,000 people worldwide. Teradata owns its San Diego complex, while all other facilities are leased.

2.	Products Overview

During 2022, Teradata did not manufacture any of its hardware products. The equipment (excluding software) comprising Teradata’s products typically includes electronic computer processors, boards, servers, data storage, power supplies, cabinetry, and related tangible components. Collectively, the tangible components of those products are referred to in this Report as Teradata “hardware” or Teradata “hardware products.” Other products, including third-party equipment, that Teradata does not contract to manufacture are outside the scope of this Report.

Teradata engineers, designs, and establishes specifications for Teradata hardware products, leveraging components from industry leaders and using industry-standard technologies selected and configured to work optimally with other hardware components and software. Teradata hardware shares some common hardware components and/or suppliers with its other hardware products. All Teradata hardware products manufactured during 2022 for distribution were manufactured by its sole-source electronics manufacturing services provider, Flex Ltd. (“Contract-Manufacturer”). Teradata has determined that certain hardware products that were purchased from its Contract-Manufacturer in 2022 contain Necessary Conflict Minerals.

3.	Supply Chain Overview

The Contract-Manufacturer manufactured and assembled Teradata’s hardware products and initiated distribution of those products from the United States. Teradata’s hardware products purchased from the Contract-Manufacturer include components and materials from multiple upstream suppliers, supplier-tiers and sources across the world. Teradata is multiple supplier-tiers downstream from the SORs that provide materials used in the supply chain for Teradata hardware components. Teradata has had no direct relationships with SORs, and has had no direct presence, direct business activities, or employees located in the Covered Countries.

During 2022, 57 suppliers, including the Contract-Manufacturer and its affiliates (“key suppliers”), directly provided hardware components and materials for Teradata hardware products, of which 39 suppliers are in scope as they provide components and or materials that contain Necessary Conflict Minerals. (It was determined that 18 of such suppliers solely provide components or materials that do not contain any Necessary Conflict Minerals or are outside the scope, such as components or materials that are solely plastic, non-metallic fasteners, aluminum, packaging, test media, documentation, ink or a label.)

4.	Conflict Minerals Analysis

Based upon a review of Teradata’s product categories and the information it has received from the RMI Conflict Minerals Reporting Template (“CMRT”) Teradata has concluded that (i) certain Teradata hardware products purchased during 2022 contain Necessary Conflict Minerals; and (ii) the Necessary Conflict Minerals included in Teradata hardware products may or may not have originated from the Covered Countries and did not originate exclusively from recycled or scrap resources.

Teradata also determined that its Contract-Manufacturer (i) has a Conflict Minerals Policy for its suppliers, which is publicly available at www.flex.com; (ii) is a member of the RMI and uses the RMI CMRT in connection with its Conflict Minerals program; and (iii) is subject to the Rule and has annually filed a Form SD and accompanying Conflict Minerals report, which are available on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov.

5.	Teradata’s Due Diligence Framework

Teradata has designed its Conflict Minerals Policy and associated due diligence processes to support and align with the RMI and RMAP frameworks and thereby with the five-step framework set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas” and the supplements thereto (the “OECD Guidance”).

A.	Establishment of Robust Company Ethics and Compliance Management Systems

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Teradata has adopted and maintains a Conflict Minerals Policy (the “Policy”), which is publicly available on its website at www.teradata.com (the “website”). The Policy has been communicated to relevant personnel and is available to all Teradata employees via the website. Among other things, the Policy:

o	authorizes and assigns responsibilities in relation to Conflict Minerals management;
o	encourages respect and protection of human rights and the environment with its supply chain;
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fosters supply chain integrity, ethics, compliance and accountability, including with respect to Conflict Minerals, Conflict Minerals legal duties and Conflict Minerals industry and framework initiatives;

o	prohibits knowing inclusion of DRC Region Conflict Minerals in its hardware products;
o	establishes an escalation and corrective actions process in the event of actual or suspected Conflict Minerals compliance risks, exceptions, or violations;
o	adopted procedures that Teradata’s Conflict Minerals initiatives and status are reviewed with Teradata senior management and, as needed, with the Audit Committee of Teradata’s Board of Directors; and
o	adopted procedures and expectations that the Policy is reviewed and updated on an as-required basis to assure that any new legal developments are accounted for on a timely basis.
•	Teradata has prepared this Report for 2022 and it will be posted on its website.

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Teradata supports the principles of the Responsible Business Alliance (“RBA”) Code of Conduct. The RBA Code of Conduct includes provisions regarding responsible sourcing of minerals consistent with the OECD Guidance or an equivalent recognized due diligence framework.

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Teradata (i) has declared its support for and adopted the principles of the United Nations (“UN”) Global Compact, (ii) is a signatory to the UN Global Compact, (iii) is a financial supporter of the UN Global Compact, and (iv) submitted an UN Global Compact Communications on Progress.

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Teradata’s Code of Conduct, Supplier Code of Conduct, and Business Partner Code of Conduct, which are publicly available on its website, includes provisions related to respecting and protecting human rights, including Conflict Minerals compliance provisions, and the principles of the RBA Code of Conduct and UN Global Compact

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Teradata maintains the Teradata Ethics Helpline (i.e., a whistleblower hotline) through which anyone may report Teradata-related actual or suspected violations of policies or laws or raise Teradata-related issues for review and guidance and may do so on an anonymous and confidential basis. Anyone may report and seek guidance regarding Teradata-related matters that pertain to Conflict Minerals through Teradata’s Ethics Helpline.

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Teradata has maintained an Ethics and Compliance program and process for investigating, taking corrective actions, and reporting matters related to ethics, compliance, actual or suspected violations of policies and actual or suspected violations of law, including matters involving policies or laws that pertain to Conflict Minerals. The linkage between the Conflict Minerals compliance processes and broader Ethics and Compliance processes are described in the Policy.

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Teradata publishes an annual Environmental, Social and Governance (“ESG”) Report, which is publicly available on its website. The ESG Report includes references to the Policy and program, supply chain integrity initiatives, and initiatives to support and help protect human rights.

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Teradata has, by reference or incorporation in various training materials (including as part of its annual Code of Conduct training), included Conflict Minerals, human rights, and third-party due-diligence awareness and compliance.

•	Teradata has included compliance requirements with Conflict Mineral provisions in certain relevant contracts with its Contract-Manufacturer for Teradata hardware products.

B.	Supply Chain Risk Identification and Assessment

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Teradata has communicated with the Contract-Manufacturer regarding Conflict Minerals surveying, tracking, reporting, expectations, and upstream key supplier communications with respect to direct suppliers of components for hardware that contain any Necessary Conflict Minerals.

•	Teradata has reviewed its Contract-Manufacturer’s Conflict Mineral Reports filed with the SEC.
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Teradata has spot-checked relevant websites, statements, Conflict Minerals Policies and/or Conflict Minerals Reports of its Contract-Manufacturer SOR list regarding their stated Conflict Minerals initiatives, processes, Reasonable Country of Origin Inquiry (“RCOI” - defined below) inquiry processes and due diligence processes.

•	Teradata has received and reviewed a RMI CMRT form for 2022, completed by the Contract-Manufacturer with respect to Teradata hardware products.
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Teradata designed its Conflict Minerals program and actions and determinations related to the Conflict Minerals program described in this Report, in good faith, to meet Reasonable Country of Origin Inquiry (“RCOI” - defined below) requirements of the Rule and OECD Guidance.

•	Teradata has, through its participation in and support of the RMI, helped make Conflict Minerals training, guidance, and resources available to its employees, suppliers, and others.

C.	Reasonable Country of Origin Inquiry (“RCOI”)

Form SD requires Registrants to conduct, in good faith, a “Reasonable Country of Origin Inquiry,” or “RCOI,” with respect to its Necessary Conflict Minerals. The purpose of the RCOI is to determine whether any of the Registrant’s Necessary Conflict Minerals originated in a Covered Country or are from recycled or scrap sources.

The Contract-Manufacturer reported the following with respect to Teradata hardware products manufactured during 2022:

•	39 key suppliers of components for Teradata hardware products were surveyed regarding Necessary Conflict Minerals using the RMI framework.
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As of May 5, 2023, out of the 39 key suppliers surveyed responses, 19 were deemed complete, 6 were open (e.g., awaiting responses or supplemental responses), 9 were rejected or repeated (e.g., identity of SORs not provided or deemed to be invalid), and 5 had some other identified problem (e.g., response in a form other than through the CMRT).

The RMI CMRT completed by the Contract-Manufacturer for 2022 regarding Teradata hardware products includes the following as of March 30, 2023:

•	the Necessary Conflict Minerals contained or for the production of Teradata’s hardware products;
•	the Necessary Conflict Minerals in Teradata hardware products may or may not have originated from the Covered Countries and did not originate exclusively from recycled or scrap sources;
•	Conflict Mineral data/information received does not represent 100% of key suppliers of Necessary Conflict Minerals used in Teradata hardware products;
•	all SORs of the Necessary Conflict Minerals in Teradata hardware products have not yet been identified;
•	all applicable SORs information received by Teradata’s Contract-Manufacturer has been reported in a consolidated CMRT specific for Teradata; and
•	the Contract-Manufacturer has a policy in place that addresses Conflict Minerals sourcing, which is publicly available at www.flex.com and states that Flex:
o	expects that its supplier’s source from socially responsible suppliers;
o	expects that its suppliers have policies and procedures in place to ensure that products and parts supplied to Flex are DRC conflict-free;
o	expects that its suppliers provide all necessary due diligence information to confirm that all Conflict Minerals supplied to Flex are DRC conflict-free;
o	expects that its suppliers pass these requirements onto their supply chain; and
o	states that compliance with these requirements are taken into consideration when selecting and retaining suppliers.

Teradata’s hardware Contract-Manufacturer identified 329 SORs and their location sources through direct supplier surveys and/or submitted CMRT for the hardware products purchased in 2022. Annex I of this Report includes a list of source countries for each of the Conflict Minerals identified through that process. The following is the 329 identified SOR status:

•	Conformant: 216
•	Active: 8
•	In Communication: 13
•	Outreach Required: 39
•	Non-Conformant/Not Applicable: 26
•	Communication Suspended-Not Interested: 6
•	RMI Due Diligence Reviews/Unable to Proceed: 21

Among the 329 SOR declarations provided by Teradata’s Contract-Manufacturer, approximately 65% have been certified as conformant with the RMAP assessment protocols (“RMAP Conformant”).

Due to the many company-wide declarations and the multiple levels of suppliers in Teradata’s Contract-Manufacturer’s supply chain, Teradata is unable to determine with certainty at this time which SORs, or which countries of origin listed, provide the specific Necessary Conflict Minerals used in the products it purchases.

D.	Teradata’s Responses to Identified Risks

Teradata subsequently spot-checked RMI/RMAP data regarding its Contract-Manufacturer’s list of identified SORs for adverse discrepancies versus the information reported by the Contract-Manufacturer. Teradata did not detect any adverse discrepancies from this spot-check. The actions and determinations relevant to RCOI set forth above in this Report, the information provided by the Contract-Manufacturer from which Teradata derived the information in Annex I, the review of that information, reflect and summarize Teradata’s RCOI process and results for Teradata hardware products manufactured during 2022.

E.	Continued Risk Mitigation

Teradata continues to build upon its Conflict Minerals program attributes and activities set forth in this Report. Specifically, during 2022:

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continued to include compliance with the Policy, Code of Conduct, Supplier Code of Conduct, Business Partner Code of Conduct and the principles of the RBA Code of Conduct and the UN Global Compact, and included information about such items in the annual all-employee ethics and compliance training and/or other employee training materials.

•	continued to report relevant information regarding Conflict Mineral requirements, compliance, and status to its senior management and with the Audit Committee of its Board of Directors as needed.
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continued to monitor legal developments and guidance related to Conflict Minerals compliance (including with respect to the Conflicts Minerals Rule and related SEC interpretive guidance) and considered and/or applied relevant developments to its Conflict Minerals program.

In addition, on an ongoing basis, Teradata:

•	maintains information and materials on its website
•	maintains inquiries regarding Necessary Conflict Minerals as part of its compliance due diligence questionnaire template for merger-and-acquisition candidates.
•	continues to be a member of the RMI and financially supports the RMI through paying the RMI membership fees.
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maintains direct access to RMI participant data, enabling it to take measures to verify related data reported by the Contract-Manufacturer and to review relevant data to identify red flags and other indication of risks, rather than relying solely on the Contract-Manufacturer to identify and report such risks.

ANNEX I

Conflict Minerals Report Data

Provided to Teradata Corporation

For the Year Ended December 31, 2022

IDENTIFIED COUNTRIES/PLACES OF ORIGIN FOR NECESSARY CONFLICT MINERALS

Gold (45)	Tantalum (11)	Tin (19)	Tungsten (10)

ANDORRA	BRAZIL	BELGIUM	AUSTRIA
AUSTRALIA	CHINA	BOLIVIA (PLURINATIONAL STATE OF)	BRAZIL
AUSTRIA	ESTONIA	BRAZIL	CHINA
BELGIUM	GERMANY	CHINA	GERMANY
BRAZIL	INDIA	INDIA	JAPAN
CANADA	JAPAN	INDONESIA	PHILIPPINES
CHILE	KAZAKHSTAN	JAPAN	RUSSIAN FEDERATION
CHINA	MEXICO	MALAYSIA	TAIWAN, PROVINCE OF CHINA
COLOMBIA	RUSSIAN FEDERATION	MYANMAR	UNITED STATES OF AMERICA
CZECHIA	THAILAND	PERU	VIET NAM
FRANCE	UNITED STATES OF AMERICA	PHILIPPINES
GERMANY		POLAND
GHANA		RUSSIAN FEDERATION
INDIA		RWANDA
INDONESIA		SPAIN
ITALY		TAIWAN, PROVINCE OF CHINA
JAPAN		THAILAND
KAZAKHSTAN		UNITED STATES OF AMERICA
KOREA, REPUBLIC OF		VIET NAM
KYRGYZSTAN
LITHUANIA
MALAYSIA
MAURITANIA
MEXICO
NETHERLANDS
NEW ZEALAND
NORWAY
PHILIPPINES
POLAND
RUSSIAN FEDERATION
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF
CHINA
THAILAND
TURKEY
UGANDA
UNITED ARAB EMIRATES
UNITED STATES OF AMERICA
UZBEKISTAN
ZIMBABWE